EXHIBIT 21

                              LIST OF SUBSIDIARIES

Paradigm Solutions Corporation

Paradigm Solutions International

Independent Auditor's Consent

Board of Directors Paradigm Holdings, Inc.
Rockville, Maryland

We hereby consent to the inclusion of our report dated February 11, 2005 on the audited consolidated balance sheets of Paradigm Holdings, Inc. (formerly Paradigm Solutions Corporation) as December 31, 2004 and 2003 and the results of their operations and their cash flow for each of the three years in the period ended December 31, 2004 in the SEC Form S-1 Amendment No. 2 to be filed by Paradigm Holdings, Inc.


ARONSON & COMPANY


Rockville, Maryland
June 17, 2005